UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2012

STRATUS MEDIA GROUP, INC.

NEVADA	000-24477	86-0776876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Century Park East, 6th Floor

Los Angeles, California 90067

(Address of principal executive offices)

(805) 884-9977

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement

Reference is made to the Consulting Agreement and Separation and Release Agreement described in Item 5.02, below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 28, 2012, Jerry Rubinstein, an existing director of the Company and chairman of the Company’s Audit Committee, was elected by the Company’s board of directors as Chairman of the Board and Chief Executive Officer and a director of the Company’s subsidiaries. The Board of Directors of ProElite, Inc. elected Mr. Rubinstein as Chairman of the Board and Chief Executive Officer. The terms of Mr. Rubinstein’s engagement are being negotiated. Also, effective June 28, 2012, Paul Feller resigned as the Chairman of the Board, Chief Executive Officer and director of the Company, and also from the same positions in all of the Company’s subsidiaries, including ProElite, Inc., the Company’s 95% owned subsidiary. In connection therewith, pursuant to a Separation and Release Agreement, Mr. Feller and the Company agreed to terminate his employment agreement and enter into a new Consulting Agreement for a term of two years at a monthly salary of $20,833, subject to the Company raising at least $2,000,000 in funding within four months of June 28, 2012. Under the Consulting Agreement, Mr. Feller agreed to provide services in the area of business development, fund-raising and the evaluation of asset/event acquisitions to be done at the discretion of the Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement between the Company and Paul Feller.

10.2	Separation and Release Agreement between ProElite, Inc., Pro Sports & Entertainment, Inc., and Stratus Media Group, Inc., on the one hand, and Paul Feller, on the other hand.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATUS MEDIA GROUP, INC.

Dated: June 29, 2012	By: /s/ Jerry Rubinstein Jerry Rubinstein, Chairman of the Board and Chief Executive Officer (principal executive officer)

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Exhibit Index

Exhibit Number	Description

10.1	Consulting Agreement between the Company and Paul Feller.

10.2	Separation and Release Agreement between ProElite, Inc., Pro Sports & Entertainment, Inc., and Stratus Media Group, Inc., on the one hand, and Paul Feller, on the other hand.

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